Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports 21% Increase in Total Revenues for the Second Quarter
of 2008 to $35.3 Million Versus $29.1 Million for the Second Quarter of 2007
Regional Anesthesia Sales Increased 13% to $26.1 Million for the Second Quarter of 2008 from
$23.0 Million in Last Year’s Second Quarter
     LAKE FOREST, CALIFORNIA, August 5, 2008 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that total revenue from continuing operations in the second quarter increased 21% to a record $35.3 million compared to $29.1 million for the same period of the prior year. Sales of Acute Care products, which include Regional Anesthesia (RA) sales of the Company’s flagship ON-Q® product lines and AcryMed revenues, increased 21% for the second quarter of 2008 to $27.9 million compared to $23.0 million for the second quarter of 2007.
     The loss from continuing operations before income taxes for this year’s second quarter was $11.5 million. The $11.5 million loss amount included $12.2 million of certain litigation and insurance charges, including a $3.5 million expense to purchase retroactive insurance policies to significantly increase the Company’s product liability insurance coverage and $8.7 million in loss contingency that the Company accrued in connection with ongoing litigation. Excluding the litigation and insurance charges, the loss from continuing operations before income taxes for the second quarter of 2008 would have jumped to approximately $630,000 in income from continuing operations before income taxes, as shown in the attached reconciliation table. This compares to a loss from continuing operations before income taxes of $2.4 million for the second quarter of 2007.
     “Our solid second quarter revenue growth overall and improved bottom-line performance before the litigation and insurance charges are especially noteworthy in view of the weak economy and resulting fall-off in the number of elective and non-life threatening surgical procedures during the period. We continued to see published reports and hear anecdotally throughout the quarter that an increasing number of Americans postponed health care. Many people, including those with health insurance, delayed or opted against receiving medical care or elective procedures because of concern about cost and in some cases, missing days of work. Our sales force saw the effect of the reported slowdown on scheduled hospital surgeries across the U.S. and had to respond quickly to mitigate the impact on our ON-Q product line sales. By focusing on utilization of our ON-Q family of products for relief of post-surgical pain without narcotics in bariatric, colorectal, thoracic, heart, trauma and other non-elective and crucial procedures, our team drove the 13% increase in RA revenues versus last year’s second quarter. Perhaps more notable and a better indication of the second quarter’s performance is the increase of 15% in RA revenues compared to the first quarter of 2008, with little or no change in headcount in our sales organization compared to the first quarter. Our ON-Q C-bloc® Continuous Nerve Block System, which is optimized for anesthesiologists and continuous peripheral nerve blocks primarily used for orthopedic surgeries, was a stand-out performer once again in this year’s second quarter, just as it has been every quarter since we launched this line extension several years ago,” said Donald M. Earhart, Chairman and Chief Executive Officer.
(more)

I-Flow Reports 21% Increase in Total Revenues for the Second Quarter
August 5, 2008
Page Two
     “Going forward, we have launched a new marketing campaign for ON-Q that centers on having physicians make our products an essential part of all their surgeries. We are doing this by focusing physicians on the significant narcotic reduction when ON-Q is used, coupled with the superior pain relief and the possibility of reduced infections. The latter is particularly relevant in the face of the pending October 1, 2008 Medicare (CMS) changes that eliminate payments for hospital-acquired conditions and even opens up additional sales call points, like infection control, in the hospital. We have also initiated our ON-Q E (epidural) roll-out into the sizable labor and delivery market,” he added.
     “AcryMed Incorporated, a developer of innovative infection control and wound healing products we acquired in February 2008, contributed revenues of approximately $1.8 million for the second quarter, marking further progress in I-Flow’s continuing evolution into an integrated Acute Care products company focused on developing and marketing proprietary disposable medical devices that improve patient outcomes. We are confident in our two-fold strategy to leverage our dedicated sales and marketing organization by selling products from the AcryMed pipeline in the emerging market for acute care products, even as we continue building our ON-Q franchise in the multi-billion dollar potential market for post-surgical pain relief, and to out-license AcryMed products or technologies that are not within our core competency to partners that can effectively commercialize them,” Earhart said.
     Earhart explained that this year’s second quarter results included special charges of approximately $3.5 million to purchase retroactive insurance policies to significantly increase the Company’s product liability insurance coverage and $8.7 million in loss contingency consistent with the guidance in Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. “I-Flow has been named as a defendant in lawsuits seeking damages as a result of chondrolysis in the shoulder joint allegedly due to the continuous infusion of a local anesthetic into the joint space via an infusion pump following surgery. While we believe these lawsuits are without merit as to I-Flow, we have taken prudent and responsible steps to protect the Company and our shareholders from the potentially high costs of this litigation by obtaining additional retroactive insurance coverage and recording a reserve for litigation costs,” he said.
     “Looking ahead, we continue to expect growth in total revenue of approximately 20% for 2008. This will be driven by revised growth expectations of approximately 23% growth for the year in Acute Care products, including an approximate 17% increase in RA sales for 2008, with growth being stronger in the second half of the year as we launch new products. The changes in Acute Care and RA guidance were made based on current economic and market conditions. Finally, we anticipate that I-Flow will be profitable for the second half of 2008, with the possible exception of non-cash purchase accounting adjustments (see “AcryMed Acquisition” below),” Earhart added.
AcryMed Acquisition
     On February 15, 2008, the Company acquired AcryMed Incorporated for $26.7 million in cash. The Company’s first half of 2008 results include the revenues and expenses of AcryMed from the date of acquisition and a preliminary purchase allocation. The Company has retained an external valuation consultant to assist in determining the fair values on the acquisition date of the tangible and intangible assets of AcryMed. To the extent, if any, that the purchase price is allocated to amortizable assets other than goodwill or to in-process research and development costs, the Company may record a non-cash charge related to the amortization or write-off of such costs consistent with the guidance in Statement of Financial Accounting Standards No. 141, Business Combinations.
Second Quarter Results
     For the three months ended June 30, 2008, revenue from continuing operations increased 21% to $35.3 million from $29.1 million for the second quarter of 2007.
(more)

I-Flow Reports 21% Increase in Total Revenues for the Second Quarter
August 5, 2008
Page Three
     Sales of I-Flow’s Acute Care products, which include RA (consisting of ON-Q) and AcryMed revenues, increased 21% to $27.9 million compared to $23.0 million for the second quarter of 2007. Sales in the RA segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q Soaker® Catheter, the ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 13% for the second quarter of 2008 versus the prior year quarter to $26.1 million from $23.0 million last year. ON-Q C-bloc sales increased 59% for the second quarter of 2008 to $6.1 million from $3.8 million for the second quarter of 2007.
     AcryMed revenues were $1.8 million for this year’s second quarter.
     IV Infusion Therapy revenue increased 22% to $7.4 million for the second quarter of 2008 from $6.1 million a year earlier.
     Gross profit was 73% of total revenues for the second quarter of 2008 versus 72% for the second quarter of 2007.
     SG&A expenses from continuing operations increased 9% to $24.9 million for the second quarter of 2008 from $23.0 million for the second quarter of 2007, which included stock-based compensation expense of $1.9 million for the second quarter of 2008 versus $1.8 million for the second quarter of 2007. The Company also incurred a total of $12.2 million in certain litigation and insurance charges to significantly increase the Company’s product liability insurance coverage and accrue a loss contingency related to the chondrolysis lawsuits.
     The loss before income taxes from continuing operations was $11.5 million for the second quarter of 2008. Excluding the $12.2 million for litigation and insurance charges, the Company would have reported a pretax profit of $630,000 for the quarter, as shown in the attached reconciliation table.
     The loss from continuing operations, net of tax, for the second quarter of 2008 was $11.4 million, or $0.47 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the second quarter of 2007 of $1.6 million, or $0.06 per basic and diluted share. Income from discontinued operations, related to the Company’s former InfuSystem subsidiary divested on October 25, 2007, net of tax, for the second quarter of 2007 was $2.2 million, or $0.09 per basic and diluted share.
     The net loss for the three months ended June 30, 2008 was $11.4 million, or $0.47 per basic and diluted share. This compares to net income for the three months ended June 30, 2007, including both continuing and discontinued operations, of $0.6 million, or $0.03 per basic and diluted share.
     At June 30, 2008, I-Flow reported net working capital of approximately $69.9 million, including cash and cash equivalents and short-term investments of $47.8 million, no long-term debt, and shareholders’ equity of $132.9 million.
     On February 26, 2008, I-Flow announced that its Board of Directors has authorized the repurchase of up to one million shares of the Company’s common stock. The shares may be repurchased in open market or privately negotiated transactions in the discretion of management, subject to its assessment of market conditions and other factors. Through June 30, 2008, the Company repurchased approximately 728,000 shares for approximately $9.3 million under this program.
First Half Results
     For the six months ended June 30, 2008, revenue from continuing operations increased 19% to $63.7 million compared to $53.4 million for the first six months of 2007.
     The loss from continuing operations, net of tax, for the first six months of 2008 was $12.0 million, or $0.49 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the first six months of 2007 of $3.8 million, or $0.16 per basic and diluted share.
     Income from discontinued operations, net of tax, for the first six months of 2007 was $3.5 million, or $0.15 per basic and diluted share.
(more)

I-Flow Reports 21% Increase in Total Revenues for the Second Quarter
August 5, 2008
Page Four
     The net loss for the six months ended June 30, 2008 was $12.0 million, or $0.49 per basic and diluted share, including stock-based compensation expense of $3.3 million. This compares to a net loss for the six months ended June 30, 2007, including both continuing and discontinued operations, of $0.3 million, or $0.01 per diluted share, including stock-based compensation expense of $3.1 million.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21388279, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three months and six months ended June 30, 2008 and 2007 will be included in I-Flow’s Report on Form 10-Q expected to be filed with the SEC on or before August 8, 2008.
About I-Flow
     I-Flow Corporation (www.IFLO.com) is improving surgical outcomes by designing, developing and marketing technically advanced, low cost delivery systems and innovative surgical products for post-surgical pain relief and surgical site care.
Regulation G
     The Company’s results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes a financial measure not prepared in accordance with GAAP. The non-GAAP financial measure included in this press release excludes certain litigation and insurance charges recorded in the three months ended June 30, 2008. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance. The Company has provided reconciling information in a table at the end of this press release.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; successful integration of the Company’s recent acquisition of AcryMed Incorporated and further development and commercialization of AcryMed’s technologies; potential inadequacy of insurance to cover existing and future product liability claims; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves or future impairment expenses; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenues	$35,316	$29,075	$63,731	$53,381
Cost of revenues	9,699	8,054	16,886	14,342

Gross profit	25,617	21,021	46,845	39,039

Operating expenses:
Selling, general & administrative	24,938	22,950	48,244	44,125
Product development	1,237	682	2,158	1,304
Certain litigation and insurance charges	12,168	—	12,168	—

Total operating expenses	38,343	23,632	62,570	45,429
Operating loss	(12,726)	(2,611)	(15,725)	(6,390)

Interest and other income	1,188	245	2,895	524

Loss from continuing operations before income taxes	(11,538)	(2,366)	(12,830)	(5,866)
Income tax benefit	113	796	868	2,089

Loss from continuing operations	(11,425)	(1,570)	(11,962)	(3,777)

Discontinued operations:

Income from discontinued operations, net of tax	—	2,169	—	3,455

Net income (loss)	$(11,425)	$599	$(11,962)	$(322)

Per share of common stock, basic and diluted
Loss from continuing operations	$(0.47)	$(0.06)	$(0.49)	$(0.16)
Income from discontinued operations, net of tax	—	0.09	—	0.15

Net income (loss)	$(0.47)	$0.03	$(0.49)	$(0.01)

Weighted average shares, basic and diluted	24,459	23,694	24,528	23,622

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	Jun. 30,	Dec. 31,
	2008	2007
ASSETS
Cash, Equivalents & Short-term Investments	$47,771	$103,483
Accounts Receivable, Net	20,784	22,443
Inventories, Net	15,752	13,128
Other Current Assets	7,575	4,810
Property, Plant & Equipment, Net	4,055	3,318
Goodwill (1)	23,344	—
Other Assets	41,840	41,473

Total	$161,121	$188,655

LIABILITIES AND EQUITY
Current Liabilities	$22,004	$26,677

Long-term Liabilities	6,201	6,402

Shareholders’ Equity	132,916	155,576

	$161,121	$188,655

(1)	The purchase price allocation is preliminary.

I-FLOW CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands) (Unaudited)
Non-GAAP Measures
The Company utilizes certain non-GAAP measures to evaluate its performance and considers these measures important indicators of its success. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance.
The following sets forth a reconciliation of the Company’s income from continuing operations before income taxes and certain litigation and insurance charges to loss from continuing operations before income taxes (which is the closest GAAP financial measure):

Three Months
Ended
June 30, 2008
Loss from continuing operations before income taxes — as reported	$(11,538)
Certain litigation and insurance charges	12,168

Income from continuing operations before income taxes and certain litigation and insurance charges	$630